Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 562-5556 FAX (801) 562-5579
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

EXTRA SPACE STORAGE INC. AMENDS

JOINT VENTURE AGREEMENT WITH HARRISON STREET REAL ESTATE CAPITAL, LLC

- Secures Additional Financing -

SALT LAKE CITY, Utah, September 30, 2009 - Extra Space Storage Inc. (“Extra Space” or the “Company”) (NYSE: EXR) announced today that it has amended the terms of its previously announced joint venture (the “JV”) with an affiliate of Harrison Street Real Estate Capital, LLC (“HSRE”).

Under the amended terms, HSRE will contribute approximately $15.0 million in cash to the JV in return for a 50.0% ownership interest.  The Company will contribute 19 wholly-owned properties and will receive approximately $15.0 million in cash and a 50.0% ownership interest in the JV.  The JV will assume approximately $101.0 million of debt which is secured by the properties.  The properties are located in California, Florida, Nevada, Ohio, Pennsylvania, Tennessee, Texas and Virginia.

The Company will continue to operate the properties.  The joint venture transaction is subject to customary conditions and the debt assumption and is currently anticipated to close by the end of the fourth quarter of 2009.

Separately, the Company announced that in the third quarter it has obtained $114.1 million of financing consisting of four loans secured by 20 operating properties totaling $93.7 million and three construction loans totaling $20.4 million.  For the year, the Company has obtained approximately $277.7 million in financing to date.

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “plans,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Such factors include, but are not limited to:

•                  the possibility that the joint venture transaction may not close on the terms described in this release, or at all, or that the expected benefits from the transaction may not be realized;

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan;

•                  the successful realignment of our executive management team; and

•                  our ability to attract and retain qualified personnel and management members.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 738 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 495,000 units and over 53 million square feet of rentable space. The Company is the second largest owner and/or operator of self-storage properties in the United States.

About Harrison Street Real Estate Capital LLC.

Harrison Street’s model is to invest in areas of the real estate market in which tenant demand is driven from education, healthcare or storage related activities. These sectors principally include self-storage, student housing, senior housing/assisted living, and medical office/healthcare. Harrison Street on behalf of Harrison Street Real Estate Partners I, LP and Harrison Street Real Estate Partners II, LP have acquired or is in the process of developing over 140+ properties worth greater than $1.8 billion. As of September 30, 2009, Harrison Street has acquired or has under development throughout 26 states in U.S. over 3,900 senior housing units, 44,000 storage units, 12,000 student housing beds, 2,100 dry and wet boat storage and 920,000 square feet of medical office space.

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For Information:

James Overturf

Extra Space Storage Inc.

(801) 365-4501